General Steel Reports First Quarter 2011 Financial Results

Capacity Increase Drives 57% Revenue Growth and Profitability of $2.6 Million and $0.05 EPS

Gross Profit Increases Four-Fold on 272 bps Increase in Gross Margin

BEIJING -- May 10, 2011 -- General Steel Holdings, Inc. ("General Steel" or "the Company") (NYSE: GSI), one of China's leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced its financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights

•	Revenue increased 57% year-over-year to $710.5 million, from $453.0 million in the first quarter of 2010.

•	First quarter 2011 production volume totaled 1.2 million metric tons, compared with 1.0 million metric tons in the first quarter of 2010.

•	Gross profit totaled $28.3 million, or 4.0% of total revenue, up from $5.7 million, or 1.3% of total revenue in the first quarter of 2010.

•	Operating income for the quarter was $13.8 million, compared with an operating loss of $(6.4) million in the first quarter of 2010.

•
Net income attributable to the Company was $2.6 million, or $0.05 per diluted share based on 54.8 million weighted average shares outstanding, compared with a net loss of $(5.5) million, or $(0.11) per diluted share based on 51.7 million weighted average shares outstanding in the first quarter of 2010.

•	As of March 31, 2011, the Company had cash and restricted cash of $292.3 million and total stockholders’ equity of $102.7 million.

First Quarter 2011 and Recent Business Highlights

•
Entered into unified management agreement along with its subsidiary Shaanxi Longmen Iron and Steel Co., Ltd. (“Longmen JV”) with Shaanxi Iron and Steel Group Co., Ltd. (“Shaanxi Steel Group”) and Shaanxi Coal Chemical Industry Group Co., Ltd., ("Shaanxi Coal Group"), the parent company of Shaanxi Steel Group.  The agreement gains General Steel access to approximately $500 million worth of newly-built production equipment which expands Longmen JV’s annual crude steel capacity to seven million metric tons, improves raw materials procurement and reduces transportation costs.

•	Continued transition of the Company’s independent registered public accounting firm; PricewaterhouseCoopers Zhong Tian CPAs Limited expected to commence service in the second quarter of fiscal 2011.

•
Made additional repurchases of Company stock through open market transactions under previously announced share repurchase program of up to one million shares. As of May 9, 2011, the Company had purchased 979,481 shares under the program in open market transactions at an average price of $2.65 price per share.

"Based on our increased capacity, we entered 2011 with strong revenue growth in what is typically a slow quarter for construction activity. We are also making important gains to our bottom line and are well positioned to continue the trend of profitable growth, as we make additional progress toward increasing capacity, production efficiency and cost structure at Longmen JV,” said General Steel Chairman and Chief Executive Officer Mr. Henry Yu. “The new production equipment at Longmen JV, which has been operational since the beginning of the year, has contributed to significant improvements in operating expenses and reductions of energy consumption per ton of steel produced. These improvements contributed to a healthy margin expansion, with our first quarter gross margin of 4.0% which was well ahead of the same quarter last year.”

“Our unified management agreement with Shaanxi Steel Group and Shaanxi Coal Group was a significant milestone for our Company, and has potential implications that extend well beyond the additional capacity this new equipment has provided. This agreement has given us the ability to purchase raw materials at much more favorable terms, improve transportation capabilities, as well as provide provisions for future financial and operational support. In addition to these tangible benefits, we believe our association with prominent State-Owned enterprises such as Shaanxi Steel Group and Shaanxi Coal Group will better position the Company to win municipal and provincial government-sponsored projects in conjunction with the continued development of western China.”

Mr. Yu concluded, “Housing and infrastructure construction activity has been steadily increasing since the beginning of the second quarter, and is expected to continue to increase as the year progresses. We are confident that our new capacity, improved sourcing capabilities and ongoing initiatives to further improve organizational efficiency position the Company well for profitable growth as we move forward.”

First Quarter 2011 Financial Results

Total sales for the first quarter of 2011 increased 57% year-over-year to $710.5 million, compared with $453.0 million in the first quarter of 2010, and $478.6 million in the fourth quarter of 2010. The annual and sequential-quarter revenue increases were primarily attributable to increased production capacity and sales volume from Longmen JV, following the launch of production using the newly installed equipment early in the first quarter, as well as an increase in the average selling price of rebar. Total production volume in the first quarter of 2011 was 1.2 million metric tons, compared with 1.0 million metric tons in the first quarter of 2010. The average selling price of rebar increased 22.2% to approximately $606 (RMB3,996) in the first quarter of 2011 from approximately $496 (RMB3,270) in the same period of 2010.

Total cost of sales for the quarter was $682.1 million, or 96.0% of sales, compared with $447.3 million, or 98.7% of sales in the first quarter of 2010, and $435.4 million, or 91.0% of sales in the fourth quarter of 2010.  The increase was mainly due to growth in sales volume and unit cost, as a result of increased pricing for iron ore and coke. The increase in cost of sales compared to the fourth quarter of 2010 was primarily attributable to a one-time payment of approximately $27.1 million (RMB180 million) as compensation from Shaanxi Steel Group related to the decreased production volume resulting from the aforementioned equipment construction at Longmen JV, which was recognized as a reduction in cost of sales, in the fourth quarter of 2010.

Gross profit for the quarter totaled $28.3 million, or 4.0% of total sales, compared with $5.7 million, or 1.3% of total sales in the first quarter of 2010, and $43.2 million, or 9.0% of total sales in the fourth quarter of 2010. The increase in gross profit was mainly attributable to an increase in the average selling price of rebar and the expanded capacity and production at Longmen JV, which resulted in a decrease in unit energy consumption and unit overhead expense. The decrease in gross margin compared to the fourth quarter of 2010 was attributable to the cost of sales reduction of the above mentioned $27.1 million compensation payment in the fourth quarter of 2010. Excluding the $27.1 million compensation payment, the adjusted gross profit margin for the fourth quarter of 2010 was 3.4%.

Selling, general and administrative expenses for the first quarter of 2011 increased 19% to $14.5 million, compared to $12.1 million in the first quarter of 2010, and decreased 17% from $17.6 million in the fourth quarter of 2010. The increase in selling, general and administrative expenses was primarily related to an increase in business activity and long distance sales deliveries to markets such as Henan, Hubei and Chongqing. The Company expects operating expense per ton to decline going forward as a result of the increased capacity and improved efficiency at Longmen JV.

Income from operations for the first quarter of 2011 totaled $13.8 million, compared with a loss from operations of $(6.4) million in the first quarter of 2010, and income from operations of $25.7 million in the fourth quarter of 2010. The year-over-year increase in operating income was primarily due to increased total sales, as well as operational efficiency improvements, at Longmen JV, while the sequential decline was related to the aforementioned fourth quarter compensation payment of $27.1 million from Shaanxi Steel.

Finance and interest expense in the first quarter of 2011 was $14.1 million, compared with $11.0 million in the first quarter of 2010, and $13.7 million in the fourth quarter of 2010. The increase in interest expense was related to increased borrowing by the Company to stockpile raw material inventory and support increased working capital needs in conjunction with the launch of the increased capacity at Longmen JV.

Net income attributable to General Steel for the first quarter of 2011 was $2.6 million, or $0.05 per diluted share, based on 54.8 million weighted average shares outstanding. This compares to a net loss of $(5.5) million, or $(0.11) per diluted share, based on 51.7 million weighted average shares outstanding in the first quarter of 2010, and net income of $2.2 million, or $0.04 per diluted share, based on 54.7 million weighted average shares outstanding in the fourth quarter of 2010.

Balance Sheet

As of March 31, 2011, General Steel had cash and restricted cash of $292.3 million, compared to $263.1 million as of December 31, 2010. Accounts receivable, net of allowance was $24.9 million as of March 31, 2011.

The Company had an inventory balance of $521.1 million as of March 31, 2011 compared to $475.9 million as of December 31, 2010. Raw materials inventory totaled $294.2 million, finished goods were $209.7 million, and the remaining $17.2 million was other supply inventory. The increase in inventories during 2011 was primarily related to the stockpile of raw material inventory in order to utilize the increased crude steel capacity at Longmen JV.

As of March 31, 2010, the Company had total liabilities of $1.9 billion. This included $556.8 million in short-term notes payable related to bank lines of credit and $507.4 million in short-term loans.

Conference Call and Webcast:

General Steel management will hold an earnings conference call at 8:00 a.m. U.S. Eastern Time on May 11, 2011 (8:00 p.m. Beijing/Hong Kong Time) to discuss the quarterly and annual results and answer investors’ questions.

Interested investors may access the call by dialing 1-800-860-2442 in the U.S., 1-866-605-3852 in Canada, and 1-412-858-4600 internationally.

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of General Steel's website at www.gshi-steel.com, or http://www.mzcan.com/us/GSI/irwebsite/index.php?mod=event.

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 7 million metric tons of annual crude steel production capacity, its companies serve various industries and produce a variety of steel products including rebar, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

To be added to General Steel’s email list to receive Company news, please send your request to generalsteel@tpg-ir.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company's Form 10-K, filed with the SEC.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

In China:
Jenny Wang
General Steel Holdings, Inc.
Tel: +86-10-5879-7346
Email: jenny.wang@gshi-steel.com

or

Wendy Sun
The Piacente Group, Inc.
Investor Relations
Tel: +86 10-6590-7991
Email: generalsteel@tpg-ir.com

In the US:
Brandi Floberg or Lee Roth
The Piacente Group, Inc.
Investor Relations .
Tel: (212) 481-2050
Email: generalsteel@tpg-ir.com

GENERAL STEEL HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND DECEMBER 31, 2010
(In thousands, except per share data)

ASSETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
CURRENT ASSETS:
Cash	$89,310	$65,271
Restricted cash	202,976	197,797
Notes receivable	117,804	49,147
Restricted notes receivable	322,814	240,298
Accounts receivable, net	24,947	17,591
Other receivables, net	8,853	11,150
Other receivables - related parties	35,255	17,428
Inventories	521,066	475,879
Advances on inventory purchase	32,129	24,577
Advances on inventory purchase - related parties	9,353	6,187
Prepaid expense	3,237	5,018
Prepaid value added tax	21,214	37,323
Deferred tax assets	6,304	6,925
TOTAL CURRENT ASSETS	1,395,262	1,154,591

PLANT AND EQUIPMENT, net	607,195	602,612

OTHER ASSETS:
Advances on equipment purchase	15,137	14,898
Investment in unconsolidated subsidiaries	19,172	17,456
Long-term deferred expense	1,377	1,439
Intangible assets, net of accumulated amortization	23,729	23,672
TOTAL OTHER ASSETS	59,415	57,465

TOTAL ASSETS	$2,061,872	$1,814,668

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short term notes payable	$556,812	$480,152
Accounts payable	269,719	241,367
Accounts payable - related parties	115,010	77,285
Short term loans - bank	311,020	285,198
Short term loans - others	81,502	89,765
Short term loans - related parties	114,845	114,468
Other payables and accrued liabilities	38,459	30,093
Other payable - related parties	3,502	18,214
Customer deposit	291,481	187,495
Customer deposit - related parties	67,029	60,760
Deposit due to sales representatives	28,416	52,079
Taxes payable	4,932	2,316
TOTAL CURRENT LIABILITIES	1,882,727	1,639,192

DERIVATIVE LIABILITIES	2,022	5,573

TOTAL LIABILITIES	1,884,749	1,644,765

COMMITMENT AND CONTINGENCIES

EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 3,092,899 shares issued and outstanding as of March 31, 2011 and December 31, 2010	3	3
Common Stock, $0.001 par value, 200,000,000 shares authorized, 55,080,467and 54,839,733 issued, 54,366,807 and 54,522,973 outstanding as of March 31, 2011 and December 31, 2010, respectively	55	55
Treasury stock, $0.001 par value, 713,660 and 316,760 shares as of March 31, 2011 and
December 31, 2010, respectively.	(1,998)	(871)
Paid-in-capital	105,619	104,971
Statutory reserves	6,246	6,202
Accumulated deficits	(21,482)	(24,086)
Accumulated other comprehensive income	14,295	12,712
TOTAL SHAREHOLDER'S EQUITY	102,738	98,986

NONCONTROLLING INTERESTS	74,385	70,917

TOTAL EQUITY	177,123	169,903

TOTAL LIABILITIES AND EQUITY	$2,061,872	$1,814,668

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATION AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(UNAUDITED)
(In thousands, except per share data)

	2011	2010

SALES	$501,479	$317,628

SALES - RELATED PARTIES	208,985	135,395
TOTAL SALES	710,464	453,023

COST OF GOODS SOLD	481,487	317,576

COST OF GOODS SOLD - RELATED PARTIES	200,653	129,714
TOTAL COST OF GOODS SOLD	682,140	447,290

GROSS PROFIT	28,324	5,733

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	14,501	12,141

INCOME (LOSS) FROM OPERATIONS	13,823	(6,408)

OTHER INCOME (EXPENSE)
Interest income	1,063	1,120
Finance/interest expense	(14,119)	(10,963)
Change in fair value of derivative liabilities	3,552	3,939
Loss on disposal of fixed assets	(397)	-
Income from equity investments	1,655	1,682
Foreign currency transaction gain	619	-
Other non-operating income (expense), net	306	(4)
Total other expense, net	(7,321)	(4,226)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES
AND NONCONTROLLING INTEREST	6,502	(10,634)

PROVISION FOR INCOME TAXES
Current	750	621
Deferred	(77)	(2,588)
Total provision (benefit) for income taxes	673	(1,967)

NET INCOME (LOSS) BEFORE NONCONTROLLING INTEREST	5,829	(8,667)

Less: Net income (loss) attributable to noncontrolling interest	3,225	(3,160)

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	2,604	(5,507)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	1,583	(299)
Comprehensive income attributable to noncontrolling interest	243	165

COMPREHENSIVE INCOME (LOSS)	$4,430	$(5,641)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic & Diluted	54,839,733	51,652,843

EARNINGS (LOSS) PER SHARE
Basic & Diluted	$0.05	$(0.11)

GENERAL STEEL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010
(UNAUDITED)
(In thousands, except per share data)

	Three months ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) attributable to controlling interest	$2,604	$(5,507)
Net income (loss) attributable to noncontrolling interest	3,225	(3,160)
Consolidated net income (loss)	5,829	(8,667)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	8,922	9,586
Bad debt recovery (allowance)	5	(94)
Inventory written-off	1,947	-
Loss on disposal of equipment	397	-
Stock issued for services and compensation	647	996
Amortization of deferred note issuance cost and discount on convertible notes	-	68
Change in fair value of derivative instrument	(3,552)	(3,939)
Income from investment	(1,655)	(1,682)
Deferred tax assets	693	(2,484)
Changes in operating assets and liabilities
Notes receivable	(68,315)	4,760
Accounts receivable	(7,269)	(13,556)
Accounts receivable - related parties	-	(4,750)
Other receivables	3,686	256
Other receivables - related parties	(15,701)	(389)
Inventories	(43,694)	(36,689)
Advances on inventory purchases	(7,451)	(5,945)
Advances on inventory purchases - related parties	(3,137)	(44,257)
Accounts payable	27,484	1,556
Accounts payable - related parties	37,367	8,699
Other payables and accrued liabilities	8,246	(3,502)
Other payables - related parties	(14,732)	17,291
Customer deposits	103,096	14,521
Customer deposits - related parties	3,028	36,280
Taxes payable	18,791	9,978
Net cash provided by (used in) operating activities	54,632	(21,963)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments made for treasury stock acquired	(1,128)	-
Dividend receivable	-	(1,554)
Deposits due to sales representatives	(23,771)	16,894
Cash proceeds from sales of equipment	328	-
Advance on equipment purchases	(190)	(4,664)
Equipments purchase and intangible assets	(10,912)	(6,816)
Net cash (used in) provided by investing activities	(35,673)	3,860

CASH FLOWS FINANCING ACTIVITIES:
Restricted cash	(4,516)	(34,660)
Notes receivable - restricted	(81,509)	(24,216)
Borrowings on short term loans - bank	85,312	95,015
Payments on short term loans - bank	(60,495)	(69,336)
Borrowings on short term loan - others	36,128	27,945
Payments on short term loans - others	(44,664)	(24,954)
Payments on short term loans - related parties	-	(11,747)
Borrowings on short term notes payable	243,985	251,725
Payments on short term notes payable	(169,105)	(182,369)
Net cash provided by financing activities	5,136	27,403

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	(56)	(386)

INCREASE IN CASH	24,039	8,914

CASH, beginning of period	65,271	82,118

CASH, end of period	$89,310	$91,032

Non-cash transactions of investing and financing activities:
Share issuance for debt settlement	$-	$82,118